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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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Contact, at (781) 861-8444:
         Michael W. Rogers                           William B. Boni
         Exec. VP and Chief Financial Officer        VP, Corp. Communications

              INDEVUS PHARMACEUTICALS, INC., FORMERLY INTERNEURON,

                           TO BEGIN TRADING ON NASDAQ

LEXINGTON, MA, April 2, 2002 - Indevus Pharmaceuticals, Inc., formerly Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC), today announced that the Company will trade on the Nasdaq Stock Market under the new ticker symbol, IDEV, beginning tomorrow, April 3, 2002. Interneuron's shareholders approved the corporate name change to Indevus at the annual meeting of shareholders held today.

"The old name, Interneuron, reflected our origins as a neurosciences company, while the new name better describes our mission of product acquisition on an international basis and our core expertise in product development," said Glenn
L. Cooper, M.D., chairman, president and chief executive officer of Indevus. "In addition, our current product portfolio includes opportunities in multiple, diverse therapeutic areas. This evolution away from a neurological focus has taken place during the past several years with the in-licensing and development of product candidates for indications that include anxiety disorders, overactive bladder, inflammatory bowel disease and the prevention of HIV transmission.

"Our shareholders can expect the Indevus pipeline to grow in the years ahead with the acquisition of additional promising opportunities in multiple therapeutic areas and the advancement of these product candidates through clinical development," said Dr. Cooper.

The Company's lead products under development include: trospium, in Phase III clinical testing for overactive bladder; pagoclone, in Phase III clinical testing for panic disorder and Phase II testing for generalized anxiety disorder being conducted by Pfizer Inc.; PRO 2000, in Phase II clinical testing for the prevention of infection by HIV and other sexually transmitted pathogens; and dersalazine, in Phase I clinical testing for inflammatory bowel disease. The Company's partners include biopharmaceutical, regional pharmaceutical and multi-national pharmaceutical firms, as well as academic and government institutions.

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Indevus will introduce a new web site, http://www.indevus.com, on April 3, 2002.
Investors and individuals interested in further information about the Company, its products and its partners are encouraged to visit the site.

Indevus Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates, including multiple compounds in late-stage clinical development.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials, regulatory approval and commercialization of our products; the early stage of products under development; need for additional funds and corporate partners; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; dependence on third parties for manufacturing and marketing; competition; risks associated with contractual arrangements; limited patents and proprietary rights; and other risks.

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